June 25, 2004

Reporters May Contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
eloise.hale@bankofamerica.com

Bank of America Prices Euro Offering

London - Bank of America Corporation announced that it has priced its offering of EUR 1 billion ($1.2 billion equivalent) in floating-rate senior notes for distribution primarily in Europe.

The notes bear interest at 3 Month Euribor + 0.25 percent per annum, payable quarterly on the 28th of March, June, September, and December with the first interest payment on September 28, 2004. The notes mature on June 28, 2011.

These notes will be sold through managers led by Banc of America Securities Limited. Co-managers include Alpha Bank, Banca IMI, Banco Bilboa Vizcaya Argentaria, S.A., HVB Corporates & Markets, ING Financial Markets, Santander Central Hispano and UBM-UniCredit Banca Mobilaire. Closing is scheduled for June 28, 2004.

The issue was not registered with the U.S. Securities and Exchange Commission under the Securities Act of 1933 and was offered exclusively to investors outside the United States. The notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Bank of America Corporation intends to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

Banc of America Securities Limited will act as stabilization agent. Stabilization will be conducted in accordance with applicable laws including FSA/IPMA.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo Stock Exchange.

www.bankofamerica.com/newsroom

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